EXHIBIT 11

                     LAWSON PRODUCTS, INC. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS

                             YEAR ENDED DECEMBER 31

                                                     1997           1996           1995

 Net income per share of common stock:

 Basic:

 Average shares outstanding                        11,153,091      11,563,052    12,072,668
 Net income                                      $ 21,350,277   $  19,994,637   $21,120,029

 Basic net income per share of common stock             $1.91           $1.73         $1.75
 Diluted:

 Average shares outstanding                        11,153,091      11,563,052    12,072,668

 Net effect of dilutive stock
   options-based on the treasury stock
   method using the average market
   price                                               22,141             663         1,979
 Total                                             11,175,232      11,563,715    12,074,647

 Net income                                      $ 21,350,277   $  19,994,637   $21,120,029
 Diluted net income per share of common stock           $1.91           $1.73         $1.75

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